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                                                                  Exhibit (g)(3)
                               AMENDMENT AGREEMENT

        AGREEMENT, effective as of December 1, 2004, by and between CDC NVEST FUNDS TRUST I, (the "Fund") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

        WHEREAS, the Fund and the Bank entered into a Custodian Agreement dated as of May 1, 2002 (and as amended from time to time) (the "Agreement"); and: .

        WHEREAS, the Fund and the Bank desire to amend the Agreement as set forth below. .

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendment of the Custodian Agreement.

(a) Section 16, Termination, Paragraph 16.1 is hereby amended by replacing the first two sentences of such paragraph 16.1 in their entirety with the following:

        "The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including August 31, 2005 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a "Renewal Term"). Notwithstanding the above or any other termination provisions of this Agreement, either party may terminate this Agreement, effective as of the close of regular business on August 31, 2005 or any date thereafter, by providing a written notice of termination to the other party at least ninety (90) days prior to the effective date of termination (e.g., for a termination effective as of the close of regular business on August 31, 2005, the non-terminating party must receive written notice of termination by June 3, 2005)."

2. Miscellaneous.

a) Except as amended hereby, the Agreement shall remain in full force and effect.

b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY

By:     /s/ Andrew M. Nesvet
        -----------------------------------

Name:   Andrew M. Nesvet
        -----------------------------------

Title:  Managing Director
        -----------------------------------


CDC NVEST FUNDS TRUST I

By:     /s/ Michael Kardok
        -----------------------------------

Name:   Michael Kardok
        -----------------------------------

Title:  Treasurer
        -----------------------------------